Exhibit 5.1

                                   May 7, 2003

Arizona Public Service Company
400 North 5th Street
Phoenix, Arizona  85004

Ladies and Gentlemen:

     Reference is made to (a) your proposed offering of up to $500,000,000 of your securities, as contemplated by the registration statement (the "Registration Statement") on Form S-3, No. 333-90824 filed by you with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on June 20, 2002, as amended by Pre-Effective Amendment No. 1 thereto, filed with the Commission on August 27, 2002, and Pre-Effective Amendment No. 2 thereto, filed with the Commission on September 19, 2002, and declared effective by the Commission on October 9, 2002, which securities include first mortgage bonds, debt securities, or any combination thereof; and (b) your issuance and sale of $300,000,000 aggregate principal amount of 4.650% Notes due May 1, 2015 and $200,000,000 aggregate principal amount of 5.625% Notes due May 1, 2033 (collectively the "Notes"), pursuant to the Underwriting Agreement dated May 7, 2003 (the "Underwriting Agreement") between you and the underwriters named therein and the Indenture dated as of January 15, 1998, as amended and supplemented to the date hereof and as further amended and supplemented by the Seventh Supplemental Indenture thereto dated as of May 1, 2003, in substantially the form filed by you as Exhibit 4.1 to your Form 8-K Report dated May 7, 2003 (the "Indenture").

     We have examined the definitive prospectus, dated September 19, 2002, and the prospectus supplement, dated May 7, 2003 (the prospectus and prospectus supplement, and all material incorporated therein by reference being hereinafter referred to as the "Prospectus"), relating to the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

     Based on the foregoing, it is our opinion that upon the issuance and delivery of the Notes in accordance with the Underwriting Agreement and the Indenture, and receipt by you of the consideration set forth in the Prospectus, the Notes will be validly issued and will constitute your legal, valid, and binding obligations except as the same may be limited by (a) general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other laws or equitable principles relating to or affecting the enforcement of creditors' rights generally, or by equitable principles that limit the right
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Arizona Public Service Company
May 7, 2003
Page 2

to specific performance or otherwise limit remedial action or the enforcement of any security provided for the Notes, and (b) the qualification that certain waivers, procedures, remedies, and other provisions of the Notes may be unenforceable under or limited by the law of the State of Arizona; however, such law does not in our opinion substantially prevent the practical realization of the benefits thereof.

     Consent is hereby given to the use of this opinion as part of the Registration Statement, and to the use of our name wherever it appears in said Registration Statement and the related Prospectus.

                                        Very truly yours

                                        Snell & Wilmer LLP